Morgan Stanley	June 2014 Pricing Sheet dated June 30, 2014 relating to Preliminary Terms No. 1,467 dated June 13, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Trigger PLUS Based on the Value of the EURO STOXX 50® Index due July 6, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JUNE 30, 2014
Issuer:	Morgan Stanley
Maturity date:	July 6, 2020
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$13,201,110
Payment at maturity:
If the final index value is greater than the initial index value: $10 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than the trigger level: $10

If the final index value is less than or equal to the trigger level: $10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of at least 40%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	167%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	3,228.24, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,936.944, which is 60% of the initial index value
Valuation date:	June 30, 2020, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	June 30, 2014
Original issue date:	July 3, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61761S513 / US61761S5139
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.353 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$10	$0.35	$9.65
Total	$13,201,110	$462,038.85	$12,739,071.15

(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.35 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Trigger PLUS.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,467 dated June 13, 2014
Product Supplement for PLUS dated August 17, 2012          Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.